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Exhibit 8.1

[                        ], 2006

Liberty Media Corporation
12300 Liberty Boulevard
Englewood, CO 80112

Ladies and Gentlemen:

        As counsel for Liberty Media Corporation, a Delaware corporation ("Liberty"), we have examined and are familiar with the Registration Statement on Form S-4 (the "Registration Statement"), filed by Liberty [on the date hereof] with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended (the "Securities Act"), shares of Liberty Interactive Series A common stock, par value $.01 per share (the "Liberty Interactive Series A Common Stock"), shares of Liberty Interactive Series B common stock, par value $.01 per share (the "Liberty Interactive Series B Common Stock" and together with the Liberty Interactive Series A Common Stock, the "Liberty Interactive Common Stock"), shares of Liberty Capital Series A common stock, par value $.01 per share (the "Liberty Capital Series A Common Stock"), and shares of Liberty Capital Series B common stock, par value $.01 per share (the "Liberty Capital Series B Common Stock" and together with the Liberty Capital Series A Common Stock, the "Liberty Capital Common Stock"), to be issued by Liberty in a recapitalization transaction (the "Recapitalization") in conversion of and exchange for outstanding shares of common stock of Liberty. At the effective time of the Recapitalization, each outstanding share of Liberty's Series A common stock, par value $.01 per share, will be converted into and exchanged for 0.25 of a share of Liberty Interactive Series A Common Stock and 0.05 of a share of Liberty Capital Series A Common Stock, and each share of Liberty's Series B common stock, par value $.01 per share, will be converted into and exchanged for 0.25 of a share of Liberty Interactive Series B Common Stock and 0.05 of a share of Liberty Capital Series B Common Stock. The terms of the Recapitalization, the Liberty Interactive Common Stock, and the Liberty Capital Common Stock are described in the proxy statement/prospectus (the "Proxy Statement") which forms a part of the Registration Statement to which this opinion is an exhibit. We have participated in the preparation of the discussion set forth in the Proxy Statement under the heading "Material U.S. Federal Income Tax Consequences" (the "Discussion"). Unless otherwise specified, capitalized terms shall have the meaning assigned to such terms in the Proxy Statement. References herein to the "Code" shall refer to the Internal Revenue Code of 1986, as amended (the "Code").

        In providing this opinion, we have examined and are relying upon the truth and accuracy at all relevant times of the statements, representations, covenants, and assumptions contained in (i) the officers' representation letter dated as of the date hereof that was provided to us by Liberty, (ii) the Proxy Statement, (iii) the Restated Certificate of Incorporation of Liberty, which will be in effect at the effective time of the Recapitalization, and (iv) information provided to us by Liberty. In addition, we assume that the Recapitalization will be consummated strictly as described in the Proxy Statement.

        Subject to the foregoing and subject to the conditions, limitations, and qualifications described herein and in the Discussion, the Discussion is our opinion, insofar as it relates to matters of U.S. federal income tax law and legal conclusions with respect to those matters, with respect to the material U.S. federal income tax consequences to holders of Liberty common stock of the receipt of Liberty Interactive Common Stock and Liberty Capital Common Stock in the Recapitalization. We note that our opinion is, as described in the Discussion, premised upon the provision by us of an opinion anticipated to be delivered on the effective date of the Recapitalization (the form of which opinion is being filed as Exhibit 8.2 to the Registration Statement) and upon the accuracy of the statements, representations, covenants, and assumptions upon which such effective date opinion will be based. Any inaccuracy in any of the aforementioned statements, representations, and assumptions or breach of any of the aforementioned covenants could adversely affect our opinion.

        Our opinion is based on our interpretation of the Code, applicable Treasury regulations, judicial authority, and administrative rulings and practice, all as of the date hereof. There can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy of the conclusions set forth herein. We do not undertake to advise you as to any such future changes or interpretations unless we are specifically retained to do so. Our opinion is not binding upon the Internal Revenue Service (the "IRS") or a court and will not preclude the IRS or a court from adopting a contrary position. We express no other opinion as to the U.S. federal, and express no opinion as to the state, local, foreign, or other tax consequences, of the Recapitalization.

        This opinion is delivered to you solely in connection with and for purposes of the transactions contemplated by the Proxy Statement and is not to be relied upon by any other person, quoted in whole or in part, or otherwise referred to (except in a list of closing documents), nor is it to be provided to any other person without our prior written consent. Notwithstanding the foregoing sentence, we consent to the filing of this letter with the SEC as an exhibit to the Registration Statement and to the references to our firm name in the Proxy Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules of the SEC thereunder.

Sincerely,
BAKER BOTTS L.L.P.

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  Exhibit 8.1